Exhibit 99.1
For Immediate Release	Contacts:
July 23, 2012	Debbie Hancock
(Investor Relations)
401-727-5401
Wayne Charness
(News Media)
401-727-5983

Hasbro Reports Financial Results for the Second Quarter 2012

Second Quarter Results Consistent with Company Strategy to Shift

U.S. Shipments Later in the Year

•

Net revenues of $811.5 million for the second quarter 2012 versus $908.5 million for the second quarter 2011; Second quarter net revenues declined 7% excluding  a negative $34.4 million impact of foreign exchange;

•

Net earnings of $43.4 million, or $0.33 per diluted share, compared to net earnings of $46.0 million or $0.33 per diluted share in 2011 (excluding a favorable tax adjustment and costs associated with establishing Hasbro’s Gaming Center of Excellence);  Second quarter 2011 net earnings were $58.1 million, or $0.42 per diluted share as reported;

•

Operating profit at 10.6% of revenues versus 10.3% in 2011 (excluding the Gaming Center of Excellence costs) or 8.9% as reported a year ago;

•

Second quarter 2012 operating profit increased in the U.S. and Canada and Entertainment and Licensing segments.

Pawtucket, RI (July 23, 2012) -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the second quarter 2012.  Net revenues for the quarter were $811.5 million, a decrease of 11%, compared to $908.5 million in 2011.  Second quarter 2012 net revenues declined 7% excluding a negative $34.4 million impact of foreign exchange.  Net earnings for the second quarter 2012 were $43.4 million, or $0.33 per diluted share, versus $58.1 million, or $0.42 per diluted share, in 2011.  Second quarter 2011 net earnings include a favorable tax adjustment of $20.5 million, or $0.15 per diluted share, and pre-tax expense of $13.1 million, or $0.06 per diluted share, related to costs associated with establishing Hasbro’s Gaming Center of Excellence.   Absent these items, second quarter 2011 net earnings were $46.0 million or $0.33 per share.

“2012 continues to develop in line with our expectations as we shift more of our shipments later in the year while improving profitability in the near term,” said Brian Goldner, President and Chief Executive Officer.  “In the U.S. and Canada, we have gained share and the teams are focused on returning to historical levels of operating profit as well as partnering with U.S. retailers to shift shipments closer to the peak consumer demand periods in the third and fourth quarters.  Internationally, we continue our global expansion, leveraging investments in emerging markets, product innovation and entertainment to drive Hasbro brands globally.  Finally, our television strategy is delivering growth within our Entertainment and Licensing segment and creating demand for our toys and games in global markets.”

“As we enter the second half of the year, we have innovative brand initiatives across product categories and geographies,” continued Goldner.  “For the full year 2012, we continue to believe, absent the impact of foreign exchange, we will again grow revenues and earnings per share.  As we have previously stated, we expect 2-4% more of our full-year revenues to occur in the second half of the year.  Within this revenue shift, we also expect the fourth quarter to be greater than the third quarter in both revenues and earnings per share, similar to our historical international results.”

“An important element of our full-year plan is returning the U.S. and Canada segment to historical levels of operating profit margin.  In the second quarter, this segment’s profitability, and Hasbro’s overall profitability, improved through favorable product mix and higher quality inventory in the U.S. and Canada segment versus last year,” said Deborah Thomas, Chief Financial Officer.  “As we enter the second half of 2012, Hasbro is in a strong financial position with healthy cash flow and great initiatives for the holidays.  A year ago, we made an investment in Games, establishing Hasbro’s Gaming Center of Excellence.  One year later we believe we are well positioned with innovative gaming products and strong marketing programs for the holiday season.”

Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q2 2012	Q2 2011	% Change	Q2 2012	Q2 2011	% Change
U.S. and Canada	$406.6	$505.0	-19%	$60.9	$57.7	+6%
International	$360.5	$374.5	-4%	$29.9	$33.8	-12%
Entertainment and Licensing	$43.2	$27.2	+59%	$8.2	$0.6	+1239%

U.S. and Canada segment net revenues were $406.6 million, a decrease of 19%, compared to $505.0 million in 2011.  The results reflect growth in the Preschool category offset by declines in the Boys, Girls and Games categories.  The U.S. and Canada segment reported an operating profit of $60.9 million, up 6%, compared to $57.7 million in 2011.

Net revenues in the International segment grew 5% absent the negative $33.4 million impact of foreign exchange.  Including the impact of foreign exchange, International segment net revenues were $360.5 million, down 4%, compared to $374.5 million in 2011.  Revenue in the International segment reflects growth in Latin America offset by a decline in Europe and Asia Pacific.  Additionally, the Preschool category contributed to growth, offset by declines in the Boys, Girls and Games categories. The International segment reported an operating profit of $29.9 million, compared to $33.8 million in 2011.

Entertainment and Licensing segment net revenues increased 59% to $43.2 million, compared to $27.2 million in 2011.  The segment benefited from the sale of television content in all formats in the U.S. and internationally. The Entertainment and Licensing segment reported an operating profit of $8.2 million compared to $0.6 million in 2011.

Product Category Performance

	Net Revenues ($ Millions)
	Q2 2012	Q2 2011	% Change
Boys	$389.1	$460.4	-16%
Games	$213.8	$231.3	-8%
Girls	$104.2	$119.1	-13%
Preschool	$103.4	$97.6	+6%

For the second quarter 2012, net revenues in the Boys category decreased 16% to $389.1 million despite strong growth in MARVEL products which partially offset expected declines in TRANSFORMERS and BEYBLADE products.

Net revenues in the Games category declined 8% to $213.8 million with MAGIC: THE GATHERING, DUEL MASTERS and BATTLESHIP brands continuing to grow.  Boys Action Gaming, including the STAR WARS FIGHTER PODS, TRANSFORMERS BOT SHOTS and the introduction of the MARVEL BONKAZONKS line, continued to perform well.

In the Girls Category, net revenues declined 13%.  MY LITTLE PONY products continued to grow backed by television programming globally.  In the second half 2012, new Girls initiatives include the launch of FURBY, 1D, the boy band product line, as well as feature holiday items including BABY BUTTERSCOTCH from FURREAL FRIENDS; BABY WANNA WALK from BABY ALIVE and television animation for LITTLEST PET SHOP products.

Net revenues in the Preschool category increased 6% to $103.4 million backed by continued growth in the PLAYSKOOL HEROES line, including MARVEL and TRANSFORMERS RESCUE BOTS products, as well as SESAME STREET products and initial shipments of the new KOOSH line.

Share Repurchase and Dividend

The Company repurchased a total of 139,734 shares of common stock during the second quarter 2012 at a total cost of $4.9 million and an average price of $35.21 per share.  At quarter-end, $217.3 million remained available in the current share repurchase authorization.  The Company paid $46.7 million in cash dividends to shareholders during the quarter.

Hasbro will webcast its second quarter 2012 earnings conference call at 8:30 a.m. Eastern Time today. To listen to the live webcast, go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.  Additionally, presentation slides associated with today’s conference call are available on Hasbro’s website at http://investor.hasbro.com.

About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company's world class brand portfolio. From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY. The Company’s Hasbro Studios develops and produces television programming for markets around the world. The Hub TV Network is part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK), in the U.S. Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the “World’s Most Ethical Companies” and is ranked as one of Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” Learn more at www.hasbro.com.

© 2012 Hasbro, Inc. All Rights Reserved.

Share data from The NPD Group, through May 2012

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in 2012 and beyond, including with respect to its revenues and earnings per share, and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s development, manufacturing, marketing, royalty and other costs; (ii) global economic conditions, including recessions, credit crises or other economic shocks or downturns affecting the United States, Europe or any of the Company’s other markets which can negatively impact the retail and/or credit markets, the financial health of the Company’s retail customers and consumers, and consumer and business confidence, and which can result in lower employment levels, less consumer disposable income, and lower consumer spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of disease which affect public health and the movement of people and goods, and other factors, including government regulations, which can create potential manufacturing and transportation delays or impact costs; (v) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (vi) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes by the Company’s customers in their purchasing or selling patterns; (vii) greater than expected costs, or unexpected delays or difficulties, associated with THE HUB TV Network, the Company’s joint venture television network with Discovery Communications, LLC, Hasbro Studios, or the creation of new content to appear on THE HUB TV Network and elsewhere; (viii) consumer interest in and acceptance of THE HUB TV Network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) greater than expected costs or unexpected delays or difficulties associated with the creation of Hasbro’s Gaming Center of Excellence and the execution of the Company’s strategy for driving innovation and immersive play experiences in its gaming business; (x) unexpected delays or difficulties in the Company’s execution of its plans to drive growth and increased profitability in its U.S. and Canada business; (xi) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower the inventories they are willing to carry, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled  with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (xii) delays, increased costs or difficulties associated with any of our planned entertainment initiatives; (xiii) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xiv) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xv) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xvi) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xvii) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xviii) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xix) the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and (xx) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings excluding interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.  This press release also includes the Company’s Consolidated and International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation of Consolidated and International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.  Similarly, this presentation includes the Company’s second quarter 2011 operating profit excluding certain expenses related to the reorganization of the Company’s global games business as well as second quarter 2011 net earnings excluding certain discrete income tax benefits related to the settlement of a tax examination and certain expenses related to the reorganization of the Company’s global games business. The Company provided the 2011 net earnings absent these amounts to assist investors in understanding the comparability of the Company’s results.

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	July 1, 2012	June 26, 2011
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 779,931	$ 584,778
Accounts Receivable, Net	651,410	837,972
Inventories	416,905	426,930
Other Current Assets	297,580	196,425
	----------------	----------------
Total Current Assets	2,145,826	2,046,105
Property, Plant and Equipment, Net	223,383	239,201
Other Assets	1,645,512	1,655,439
	----------------	----------------
Total Assets	$ 4,014,721	$ 3,940,745
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 220,605	$ 12,430
Payables and Accrued Liabilities	618,088	694,095
	----------------	----------------
Total Current Liabilities	838,693	706,525
Long-term Debt	1,399,557	1,403,031
Other Liabilities	376,981	362,570
	----------------	----------------
Total Liabilities	2,615,231	2,472,126
Total Shareholders' Equity	1,399,490	1,468,619
	----------------	----------------
Total Liabilities and Shareholders' Equity	$ 4,014,721	$ 3,940,745
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
	Quarter Ended				Six Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	July 1, 2012	% Net Revenues	June 26, 2011	% Net Revenues	July 1, 2012	% Net Revenues	June 26, 2011	% Net Revenues
	-----------	--------------	-----------	-------------	-----------	-------------	-----------	-------------
Net Revenues	$ 811,467	100.0%	$ 908,454	100.0%	$ 1,460,317	100.0%	$1,580,440	100.0%
Costs and Expenses:
Cost of Sales	311,984	38.5%	378,010	41.6%	569,020	39.0%	645,256	40.8%
Royalties	70,893	8.7%	82,197	9.0%	123,327	8.4%	125,423	7.9%
Product Development	50,113	6.2%	54,965	6.0%	95,039	6.5%	100,783	6.4%
Advertising	79,297	9.8%	81,770	9.0%	144,342	9.9%	148,307	9.4%
Amortization of Intangibles	11,501	1.4%	10,598	1.2%	22,156	1.5%	21,294	1.3%
Program Production Cost
Amortization	10,018	1.2%	7,121	0.8%	13,156	0.9%	10,238	0.7%
Selling, Distribution
and Administration	191,379	23.6%	213,386	23.5%	391,269	26.8%	399,809	25.3%
	--------------	--------------	---------------	--------------	--------------	--------------	--------------	--------------
Operating Profit	86,282	10.6%	80,407	8.9%	102,008	7.0%	129,330	8.2%
Interest Expense	22,413	2.7%	22,848	2.5%	45,525	3.1%	44,223	2.8%
Other (Income) Expense, Net	4,210	0.5%	4,605	0.6%	1,690	0.1%	9,315	0.6%
	--------------	--------------	---------------	--------------	--------------	--------------	--------------	--------------
Earnings before Income Taxes	59,659	7.4%	52,954	5.8%	54,793	3.8%	75,792	4.8%
Income Taxes	16,232	2.0%	(5,097)	-0.6%	13,945	1.0%	545	0.0%
	--------------	--------------	---------------	--------------	--------------	--------------	--------------	--------------
Net Earnings	$ 43,427	5.4%	$ 58,051	6.4%	$ 40,848	2.8%	$ 75,247	4.8%
	========	========	========	========	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 0.33		$ 0.43		$ 0.31		$ 0.55
	========		========		========		========
Diluted	$ 0.33		$ 0.42		$ 0.31		$ 0.54
	========		========		========		========

Cash Dividends Declared	$ 0.36		$ 0.30		$ 0.72		$ 0.60
	========		========		========		========

Weighted Average Number of Shares
Basic	130,294		136,073		129,918		136,859
	========		========		========		========
Diluted	132,118		139,241		131,825		140,097
	========		========		========		========

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
	--------------------------
(Thousands of Dollars)	July 1, 2012	June 26, 2011
	-----------------	--------------------
Cash Flows from Operating Activities:
Net Earnings	$ 40,848	$ 75,247
Non-cash Adjustments	92,520	90,741
Changes in Operating Assets and Liabilities	67,413	(37,133)
	--------------	--------------
Net Cash Provided by Operating Activities	200,781	128,855
	--------------	--------------
Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(50,084)	(51,116)
Other	5,941	(6,672)
	-------------	-------------
Net Cash Utilized by Investing Activities	(44,143)	(57,788)
	-------------	-------------
Cash Flows from Financing Activities:
Net Proceeds (Repayments) from Short-term Borrowings	39,756	(1,975)
Purchases of Common Stock	(9,926)	(172,177)
Stock-based Compensation Transactions	41,402	28,258
Dividends Paid	(85,317)	(75,110)
	-------------	-------------
Net Cash Utilized by Financing Activities	(14,085)	(221,004)
	-------------	-------------

Effect of Exchange Rate Changes on Cash	(4,310)	6,919

Cash and Cash Equivalents at Beginning of Year	641,688	727,796
	-------------	-------------
Cash and Cash Equivalents at End of Period	$ 779,931	$ 584,778
	========	========

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Six Months Ended
	July 1, 2012	June 26, 2011	% Change	July 1, 2012	June 26, 2011	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$ 406,588	$ 504,950	-19%	$ 735,573	$ 896,102	-18%
Operating Profit	60,928	57,725	6%	75,339	98,737	-24%
Operating Margin	15.0%	11.4%		10.2%	11.0%

International Segment:
External Net Revenues	360,493	374,471	-4%	650,222	628,803	3%
Operating Profit	29,851	33,750	-12%	24,767	32,017	-23%
Operating Margin	8.3%	9.0%		3.8%	5.1%

Entertainment and Licensing Segment:
External Net Revenues	43,216	27,187	59%	72,552	51,828	40%
Operating Profit	8,192	612	1239%	15,930	6,043	164%
Operating Margin	19.0%	2.3%		22.0%	11.7%

Net Revenues by Product Class
Boys	$ 389,062	$ 460,446	-16%	$ 691,821	$ 750,678	-8%
Games	213,830	231,272	-8%	395,746	431,624	-8%
Girls	104,191	119,143	-13%	197,427	232,299	-15%
Preschool	103,372	97,574	6%	173,311	165,810	5%
Other	1,012	19	-	2,012	29	-
	------------	------------		------------	------------
Total Net Revenues	$ 811,467	$ 908,454		$1,460,317	$1,580,440
	=======	=======		========	========

International Segment Net Revenues by Major Geographic Region
Europe	$ 198,153	$ 221,654	-11%	$ 406,266	$ 406,552	0%
Latin America	82,779	72,226	15%	121,748	103,924	17%
Asia Pacific	79,561	80,591	-1%	122,208	118,327	3%
	------------	------------		------------	------------
Total	$ 360,493	$ 374,471		$ 650,222	$ 628,803
	=======	=======		=======	=======

Reconciliation of EBITDA
Net Earnings	$ 43,427	$ 58,051	$ 40,848	$ 75,247
Interest Expense	22,413	22,848	45,525	44,223
Income Taxes	16,232	(5,097)	13,945	545
Depreciation	24,431	28,327	43,739	48,649
Amortization of Intangibles	11,501	10,598	22,156	21,294
	------------	------------	------------	------------
EBITDA	$ 118,004	$114,727	$ 166,213	$ 189,958
	=======	=======	=======	=======